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                                                                   EXHIBIT 10.11

                               YELLOW CORPORATION
                      EXECUTIVE DEFERRED COMPENSATION PLAN

      The Board of Directors of Yellow Corporation, a corporation organized under the laws of the state of Delaware, hereby establishes the Yellow Corporation Executive Deferred Compensation Plan to provide a select group of management or highly compensated employees with a capital accumulation opportunity by deferring compensation on a pre-tax basis.

                                    ARTICLE I
                                   DEFINITIONS

      As used in the Plan, the following terms shall have the meaning set forth below, unless otherwise clearly indicated by the context:

1.1 "ACCOUNT" means the recordkeeping account described in Section 4.4 of the Plan and established for maintaining a record of the Company's obligation to each Participant and former Participant. A separate subaccount shall be established for each election by the Participant to defer Compensation with respect to which a different time and/or form of payment is elected. Company matching credits made pursuant to Section 4.3 shall be credited to the same subaccount as the Participant's deferrals for the Plan Year are credited.

1.2 "ADMINISTRATOR" means the person or persons appointed by the Committee to administer the Plan.

1.3 "BENEFICIARY" means the individual or entity (or individuals or entities) designated by the Participant under Section 8.4 who is or may become entitled to a benefit under the Plan, or if none is designated or living at the time of the Participant's or former Participant's death, then the Participant's or former Participant's estate.

1.4   "CODE" means the Internal Revenue Code of 1986, as amended.

1.5 "COMMITTEE" means the Compensation Committee of the Board of Directors of Yellow Corporation.

1.6 "COMPANY" means Yellow Corporation and any affiliate that is required to be treated as a single employer together with Yellow Corporation under section 414 of the Code whose participation in the Plan is approved by the Committee.

1.7 "COMPENSATION" means "Basic Annual Salary" and/or "Incentive Compensation" as defined below:

      (a) "Basic Annual Salary" means a Participant's base salary or wages (as defined in section 3401(a) of the Code for purposes of federal income tax withholding) from the Company, modified by including any portion thereof that such Participant could have received but for his deferral election made pursuant to Section 4.1, (b) elective contributions made on his behalf by the Company pursuant to a qualified cash or deferred arrangement described in section 401(k) of the Code and (c) any elective contributions under a cafeteria plan described in section 125 of the Code, and modified further by excluding any bonus, incentive compensation, commissions, expense reimbursements or other expense allowances, fringe benefits (cash and

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            noncash), moving expenses, deferred compensation (other than elective contributions to the Plan or the Company's qualified cash or deferred arrangement described in section 401(k) of the Code), welfare benefits as defined in Section 3(1) of ERISA, overtime pay, special performance compensation amounts and severance compensation.

      (b) "Incentive Compensation" means any compensation that may be paid directly to a Participant, in addition to Basic Annual Salary, under any Company annual or long-term incentive plan for services rendered.

1.8 "DEFERRED COMPENSATION" means the amount of Participant's Compensation deferred pursuant to Article IV of the Plan.

1.9 "DISABILITY" means that the Participant meets the definition of "disabled" under the terms of the Company's long-term disability plan in effect on the date in question, whether or not such Participant is covered by such plan.

1.10 "ERISA" means the Employee Retirement Income Securities Act of 1974, as amended.

1.11 "PARTICIPANT" means any employee of the Company who has been designated by the Committee as eligible to participate in the Plan in accordance with
      Article III.

1.12 "PLAN" means the Yellow Corporation Executive Deferred Compensation Plan set forth in this Agreement as it may be amended from time to time.

1.13  "PLAN YEAR" means the calendar year.

1.14 "RETIREMENT" means retirement of a Participant on or after having attained age 65 or early retirement with the prior approval of the Committee.

1.15 "UNFORESEEABLE FINANCIAL EMERGENCY" means an unexpected need of a Participant or former Participant for cash that (a) arises from an illness, casualty loss, sudden financial reversal, or such other unforeseeable occurrence that is caused by an event beyond the control of such Participant or former Participant, (b) would result in severe financial hardship to such Participant or former Participant if his compensation deferral election was not canceled pursuant to Section 7.3 and/or if a benefit payment pursuant to Section 7.3 was not permitted, and
      (c) is not reasonably satisfiable from other resources of such Participant or former Participant. Cash needs arising from foreseeable events, such as the purchase of a house or education expenses for children, shall not be considered to be the result of an Unforeseeable Financial Emergency. Further, cash needs that may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's or former Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan shall not be considered to be Unforeseeable Financial Emergencies.

                                   ARTICLE II
                           ADMINISTRATION OF THE PLAN

2.1 ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have the authority to:


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      (a)   determine which key executives of the Company shall be designated
            Participants under the Plan in accordance with the provisions of
            Article III of the Plan; and

      (b)   determine the amount of any matching Company contributions.

      The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices applicable to the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any agreements relating thereto, and to otherwise supervise the administration of the Plan. However, any change shall not adversely affect any rights of a Participant or former Participant with respect to any benefits the Participant or former Participant has accrued under the Plan as of the date of the change without the Participant's or former Participant's written consent.

      All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants or former Participants.

                                   ARTICLE III
                                   ELIGIBILITY

3.1 ELIGIBILITY. The persons eligible to participate in the Plan shall be such officers and other key executives of the Company as the Committee determines in its sole discretion. No officer or employee shall have any right to be designated as a Participant. The fact that a person is designated as eligible to participate in the Plan during a Plan Year does not confer on him or her a right to participate in the Plan during subsequent Plan Years.

3.2 LIMITATION UPON PARTICIPATION. The Company intends for the Plan to be limited to a "select group of management or highly compensated employees" as such phrase is used in Sections 201, 301 and 401 of ERISA. If at any time the Committee determines that a Participant fails to be a member of a select group of management or highly compensated employees, his/her participation in the Plan shall cease.

                                   ARTICLE IV
                        CONTRIBUTION CREDITS TO ACCOUNTS

4.1 ELECTIVE DEFERRAL. A Participant may irrevocably elect to defer a portion of his or her Compensation by filing an election with the Administrator on or before November 30 of the year preceding the Plan Year for which the deferral of Compensation is to be effective. Such election shall be effective for such next Plan Year and for all subsequent Plan Years, unless modified as to subsequent Plan Years by the filing of a new election form. Such election will be effective only for Basic Annual Salary earned in such future Plan Year(s) and for Incentive Compensation earned in such future year(s) but which the Participant will have no right to receive until such future year(s). A new election to defer Compensation shall be evidenced by the execution and delivery on or before November 30 in the form prescribed for that purpose by the Administrator. In the first Plan Year in which an individual becomes a Participant, he or she may make an election to defer within 30 days after he or she first becomes eligible to participate in the Plan.

4.2 AMOUNT OF DEFERRAL. A Participant may file separate elections with respect to his or her Basic Annual Salary and any Incentive Compensation. A Participant may elect to defer not less than 1% nor more than 50% of his or her Basic Annual Salary for the Plan Year, in


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      multiples of 1%; and may elect to defer not less than 5% nor more than 80%
      of his or her Incentive Compensation for the Plan Year, in multiples of 5%.

4.3 COMPANY MATCHING CONTRIBUTION. To the extent that, as a result of the application of the discrimination test set forth in section 401(k) of the Code, a Participant is prevented from making the maximum pre-tax elective deferral under the Company's 401(k) plan in which he is eligible to participate, which would otherwise be matched by a Company contribution under the 401(k) plan, the Company will match under the Plan any Deferred Compensation, up to the limits under such 401(k) plan.

4.4 DEFERRED COMPENSATION ACCOUNT. Any of a Participant's Deferred Compensation and any Company matching contribution for a Plan Year shall be credited to the Participant's Account as of the last day of the calendar quarter in which the related compensation would have been paid but for the Participant's deferral election.

                                    ARTICLE V
                      DEEMED INVESTMENT CREDITS TO ACCOUNTS

      All amounts credited to a Participant's or former Participant's Account together with the earnings thereon, shall be credited with income and loss as if invested in one or more investment alternatives selected by the Committee. At such times and under such procedures as the Committee shall designate, each Participant and former Participant shall have the right to elect among investment alternatives made available by the Committee, including, without limitation, the right to transfer all or a portion of the funds credited to the Participant's or former Participant's Account among such available investment alternatives. The Committee shall give written notice to the Participants and former Participants of the investment alternatives, if any, available to them for election. The Committee may change, add to or subtract from the investment alternatives available at any time. Nothing contained in this section shall be construed to give any Participant or former Participant any power or control to make investment directions or to otherwise influence in any manner the investment and reinvestment of assets of the Company. Nothing contained in this section shall be construed to require the Company or the Committee to fund any Participant's or former Participant's Account, and the investment alternatives discussed herein shall be used solely as a means to determine the amount of earnings and losses which shall be deemed to be credited to or debited from his or her Account.

                                   ARTICLE VI
                            TERMINATION OF EMPLOYMENT

6.1 DEATH. If a Participant's employment with the Company terminated by reason of death, the Participant's or former Participant's balance in the Account as of the end of the following Plan Year will be paid to the Participant's Beneficiary as soon as administratively practicable after the end of such Plan Year.

6.2 DISABILITY OR RETIREMENT. If a Participant's or former Participant's employment with the Company terminates by reason of Disability or Retirement, the balance of the Participant's or former Participant's Account, as adjusted by deemed investment earnings and losses under
      Article V, will be paid in the form of a lump sum or periodic payments over a five (5) or ten (10) year period, as elected by the Participant or former Participant pursuant to Section 7.1.


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                                   ARTICLE VII
                                  DISTRIBUTIONS

7.1 TIME OF REGULAR DISTRIBUTIONS. At the time of each deferral election, the Participant must select one of the following events which will cause the value of his or her Account, or subaccount, as appropriate, to be distributed:

      (a) Termination of employment;
      (b) Retirement; or
      (c) the attainment of the age specified by the Participant.

      Distributions will commence as soon as administratively practicable after the selected event and will be payable in a lump sum or periodic payments over a five or ten year period, in accordance with the Participant's or former Participant's election made at the time of his or her deferral election.

7.2 IRREVOCABLE CHANGE OF ELECTION OF TIME AND/OR FORM OF PAYMENT. In accordance with procedures established by the Committee, a Participant or former Participant may make a one-time irrevocable election to change the time and/or form of payment he or she previously selected under the Plan. Any such change election shall apply to all of the amounts credited to his or her Account. Any such change election must be made no later than 18 months before the date on which such amounts were scheduled to be paid or commence to be paid under the Participant's or former Participant's original election. In addition, any such change election may not provide for a payment or commencement of payment that is earlier than 18 months after the date on which the change election is made. For purposes of calculating the 18-month period, such period will commence on the first day of the month immediately following the month in which the election is made.

7.3 EMERGENCY BENEFIT. In the event that the Committee, upon written petition of a Participant or former Participant who has not incurred a termination of employment, determines in its sole discretion that such Participant or former Participant has suffered an Unforeseeable Financial Emergency, such Participant or former Participant shall be entitled to a distribution in an amount not to exceed the lesser of (a) the amount determined by the Committee as necessary to meet such Participant's or former Participant's needs created by the Unforeseeable Financial Emergency or (b) the then value of such Participant's or former Participant's Account. Such benefit shall be paid in a single lump sum payment as soon as administratively practicable after the Committee has made its determinations with respect to the availability and amount of such benefit. If a Participant's or former Participant's Account is deemed to be invested in more than one investment fund, such benefit shall be distributed pro rata from each fund in which such Account is deemed to be invested. If a Participant's or former Participant's Account contains more than one distribution subaccount, such benefit shall be considered to have been distributed, first, from the subaccount with respect to which the earliest distribution would be made, then, from the subaccount with respect to which the next earliest distribution would be made, and continuing in such manner until the amount of such distribution has been satisfied.

      In the event that the Committee, upon written petition of a Participant, determines in its sole discretion that such Participant has suffered an Unforeseeable Financial Emergency or that such Participant will, absent termination of such Participant's Participant deferral election then in effect, suffer an Unforeseeable Financial Emergency, then the deferral election of such Participant then in effect, if any, shall be terminated as soon as administratively practicable after such determination. A Participant whose Participant deferral election has


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      been so terminated may again make a new Participant deferral election for a subsequent Plan Year that commences at least twelve months after the effective date of such termination, if he satisfies the eligibility requirements set forth in Section 3.1, by effecting a new Participant deferral election for such Plan Year and within the time period prescribed by the Committee.

7.4 VOLUNTARY EARLY WITHDRAWAL WITH FORFEITURE PENALTY. Notwithstanding any Plan provisions to the contrary, before or after his termination of employment a Participant or former Participant may make written petition to the Committee to make a voluntary early withdrawal of the entire balance in his Account, in accordance with such procedures as the Committee shall determine from time to time. Upon approval of such a withdrawal request, the Participant or former Participant shall forfeit ten percent (10%) of his Account balance as of the most recent valuation date preceding the date of the withdrawal request. As soon as practicable after such withdrawal request is approved by the Committee, the Company shall pay the Participant or former Participant in a single lump sum in cash an amount equal to the lesser of (a) the requested amount and (b) the remaining available balance of such Account (determined as of the most recent valuation date preceding the date such election is filed and after deducting the forfeiture amount described in the preceding sentence). Participant deferrals for a Participant who elects to make a withdrawal under this Section 7.4 shall be discontinued for the remainder of the Plan Year in which such voluntary early withdrawal is made and for the entire following Plan Year.

7.5 PAYMENT OF WITHHOLDING AND OTHER TAXES. The Company shall withhold from payments under the Plan such amounts as are necessary to satisfy the Company's withholding obligations for federal, state or local taxes, unless the Participant otherwise satisfies such withholding requirements.

      To assist the Company in collecting any withholding or other taxes that shall become due as a result of a payment under this Article 7, a Participant, as a condition of participation in the Plan, shall make any arrangements requested by the Committee regarding the payment of federal, state or local taxes required by law to be withheld with respect to such amount.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

8.1 UNFUNDED STATUS OF PLAN. The Plan is intended to constitute an unfunded plan for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company. The Plan is only a general corporate commitment of the Company and each Participant or former Participant must rely solely upon the general credit of the Company for the fulfillment of its obligations hereunder. Under all circumstances the rights of a Participant or former Participant to any asset held by the Company will be no greater than the rights expressed in the Plan. Nothing contained in the Plan will constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under the Plan or would place a Participant or former Participant in a secured position ahead of general creditors of the Company; the Participants and former Participants are only unsecured creditors of the Company with respect to their Plan benefits and the Plan constitutes a mere promise by the Company to make benefit payments in the future. No specific assets of the Company have been or will be set aside, or will be pledged in any way for the performance of the Company's obligations under the Plan which would remove such assets from being subject to the general creditors of the Company. It is intended that the Plan shall be unfunded for tax


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      purposes and for purposes of Title I of ERISA. The Committee, in its sole discretion, may authorize the creation of a rabbi trust to assist the Company in meeting its obligations under the Plan provided that such trust is drafted in such a manner that the Plan will continue to be unfunded for tax purposes and for purposes of Title I of ERISA.

8.2 AGREEMENTS WITH PARTICIPANTS. To evidence and formalize participation in the Plan, each Participant shall be required to enter into one or more agreements with the Company which shall contain such provisions as may be established from time to time by the Committee.

8.3 NON-TRANSFERABILITY OF RIGHTS. The right of a Participant, former Participant or any other person to the payment of benefits under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise except, in the event of the Participant's or former Participant's death, by will or by the laws of descent and distribution. Such limitation or transfer shall include, but not limited to, transfer by way of execution, levy, garnishment, attachment, pledge, bankruptcy or transfer in any other manner.

8.4 BENEFICIARY DESIGNATIONS. Each Participant and former Participant may file, on a form provided by the Committee, a written election designating one or more Beneficiaries with respect to any amounts payable under the Plan in the event of the Participant's or former Participant's death. A Participant or former Participant may amend such Beneficiary designation at any time; provided, however, that such amended designation shall not be effective unless and until received by the duly authorized representative of the Company prior to such Participant's or former Participant's death. If no Beneficiary is named by the Participant, any amount payable under the Plan will be paid to the Participant's or former Participant's estate.

8.5 APPLICABLE LAW. The Plan and all actions taken pursuant to the Plan shall be governed by, and construed in accordance with the laws of the State of Kansas, to the extent not preempted by ERISA.

8.6 RIGHTS OF PARTICIPANTS. The designation of an employee as a Participant shall not give any such person any right to be retained in the employ of the Company.

8.7 INDEMNITY. To the extent permitted by applicable law, the Company shall indemnify and save harmless the Board of Directors of Yellow Corporation, each member of the Committee, and each delegate of the Committee against any and all expenses, liabilities and claims (including legal fees incurred to investigate or defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.

8.8 AMENDMENT OR TERMINATION OF PLAN. The Committee may alter, amend or terminate the Plan at any time or from time to time for any reason including change of the Company's financial circumstances. However, no such amendment or termination of the Plan shall adversely affect any rights of a Participant or former Participant with respect to the balance credited to the Participant's or former Participant's Account accrued as of the date on which the Plan is amended or terminated.


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8.9   SEVERABILITY. The invalidity or unenforceability of any one or more provisions of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

8.10  NOTICES. All notices under the Plan shall be addressed to the Committee.


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      IN WITNESS WHEREOF, the Plan has been duly executed as of ____________ day of ______________________________, 2002 to be effective January 1, 2003.

                                         YELLOW CORPORATION

                                         BY:
                                            ------------------------------

                                         TITLE:
                                               ---------------------------


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